		       U S WEST Financial Services, Inc.
		      RATIO OF EARNINGS TO FIXED CHARGES
			    (Dollars in Thousands)

						   Quarter Ended
						6/30/95    6/30/94
					       ---------  ---------
Income before income taxes                       $4,567       $973
Interest expense                                  7,419     10,049
Interest factor on rentals (1/3)                     14         37
					       ---------  ---------
Earnings                                        $12,000    $11,059

Interest expense                                  7,419     10,049
Interest factor on rentals (1/3)                     14         37
					       ---------   --------
Fixed charges                                    $7,433    $10,086

Ratio of earnings to fixed charges                 1.61       1.10
					       ---------   --------


						    Year-to-Date
						6/30/95    6/30/94
					       ---------  ---------

Income before income taxes                       $5,380     $2,100
Interest expense                                 16,569     22,773
Interest factor on rentals (1/3)                     31         77
					       ---------   --------
Earnings                                        $21,980    $24,950

Interest expense                                 16,569     22,773
Interest factor on rentals (1/3)                     31         77
					       ---------   --------
Fixed charges                                   $16,600    $22,850

Ratio of earnings to fixed charges                 1.32       1.09
					       ---------   --------